Exhibit 99.1

HAIGHTS CROSS COMMUNICATIONS
PRESS RELEASE

Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net

HAIGHTS CROSS COMMUNICATIONS REPORTS
SECOND QUARTER 2004 RESULTS

Investor and Analyst Conference Call Scheduled for
August 10, 2004, at 4:00 PM (ET)

White Plains, NY, August 10, 2004 – Haights Cross Communications, Inc. (HCC) today reported results for the second quarter ended June 30, 2004. All reported financial information in this press release relates to continuing operations, including the results of Buckle Down Publishing reported within our Triumph Learning segment prospectively from the acquisition date of April 15, 2004.

Results for the Second Quarter 2004

Revenue for the second quarter 2004 was $50.9 million, which reflected an increase of $6.8 million, or 15.4%, from revenue of $44.1 million for the second quarter 2003. This increase included $1.8 million of revenue from the April 15, 2004 Buckle Down acquisition. Without this acquisition, revenue increased $5.0 million, or 11.2%.

Revenue for the Educational Publishing Group increased $5.2 million, or 20.4%, to $30.4 million for the second quarter 2004 from $25.3 million for the second quarter 2003. Excluding the Buckle Down acquisition, revenue increased $3.3 million, or 13.2%, for the quarter. Triumph Learning’s revenue continued to show strong growth, increasing $2.7 million, or 56.5%, for the quarter over the comparable period of the prior year, including $1.8 million from Buckle Down, as well as continued strong sales of state- specific test prep products. Excluding Buckle Down revenue, Triumph revenue increased $0.9 million, or 18.2%, for the second quarter 2004. In the quarter, Sundance/Newbridge successfully completed two large district level sales resulting in a revenue increase of $2.4 million, or 14.9%.

Revenue for the Library Publishing Group increased $1.6 million, or 8.6%, to $20.4 million for the second quarter 2004, from $18.8 million for the second quarter 2003. Revenue for Recorded Books increased $1.8 million, or 11.6%, in the second quarter 2004, reflecting growth in the library, retail, consumer, and school channels. Revenue for Chelsea House declined $0.2 million in the second quarter 2004, or 4.2%, from the same period in 2003.

Income from operations for the second quarter 2004 declined $0.5 million, or 5.4%, to $9.1 million from $9.6 million for the second quarter 2003. The second quarter 2004 includes non-cash, non-recurring charges of $2.1 million for inventory obsolescence and a $0.4 million write-down of prepublication costs at Chelsea House, reflective of the difficult market conditions this business has endured. The second quarter 2004 also reflects a $1.0 million increase in amortization of prepublication costs (inclusive of the $0.4 million Chelsea House charge) and a $0.3 million increase in amortization of intangibles due to the April 15, 2004 Buckle Down acquisition.

EBITDA, defined as earnings before interest, taxes, depreciation, and amortization, increased by $0.9 million, or 7.2%, to $13.1 million for the second quarter 2004 from $12.2 million for the second quarter 2003, due primarily to the revenue increase in the quarter, partially offset by operating investments in sales and marketing and the $2.1 million Chelsea House inventory charge.

Adjusted EBITDA, defined as EBITDA excluding restructuring and restructuring related charges and the $2.1 million Chelsea House inventory obsolescence charge, increased $2.1 million, or 15.6%, to $15.8 million for the second quarter 2004 from $13.7 million for the second quarter 2003.

Capital expenditures — pre-publication costs relate to costs incurred in the development of new products. For the second quarter 2004, the company invested $3.9 million in pre-publication costs, compared to $3.3 million during the second quarter 2003. The company plans expenditures of approximately $16.5 million for pre-publication costs in 2004. This level of spending is based on furthering our core successful products and the development of new products.

Capital expenditures — property and equipment relate to the purchase of tangible fixed assets such as computers, software and leasehold improvements. For the second quarter 2004, the company invested $0.8 million in property and equipment, compared to $1.0 million during the second quarter 2003. The company plans expenditures of approximately $3.2 million for property and equipment in 2004.

Results for the Six Months ended June 30, 2004

Revenue for the six months ended June 30, 2004 was $90.5 million, which reflected an increase of $8.2 million, or 10.0%, from revenue of $82.2 million for the six months ended June 30, 2003. This increase included $1.8 million of revenue from the April 15, 2004 acquisition of Buckle Down. Excluding the Buckle Down acquisition, revenue increased by $6.4 million, or 7.8%.

Revenue for the Educational Publishing Group increased $6.5 million, or 14.8%, to $50.6 million for the six months ended June 30, 2004, from $44.1 million for the six months ended June 30, 2003. Without the $1.8 million revenue impact of the Buckle Down acquisition, revenue increased by $4.7 million, or 10.7%. Triumph Learning’s revenue for the six months ended June 30, 2004 increased $3.7 million, or 31.2%, compared to the same period last year. Excluding the Buckle Down acquisition, Triumph Learning’s revenue increased $1.8 million, or 15.7%. Sundance/Newbridge’s revenue increased $2.8 million, reflecting the benefit of two large district level sales.

Revenue for the Library Publishing Group increased $1.7 million, or 4.5%, to $39.9 million for the six months ended June 30, 2004 from $38.2 million for the six months ended June 30, 2003. Revenue for Recorded Books increased $2.6 million, or 8.3%, for the six months ended June 30, 2004 compared to the same period last year, reflecting growth in the library, school, retail and consumer channels. Revenue for Chelsea House for the six months ended June 30, 2004 declined $0.9 million, or 12.2%, from the same six month period in the prior year.

Income from operations for the six months ended June 30, 2004 declined $1.0 million, or 5.9%, to $15.8 million from $16.8 million for the six months ended June 30, 2003, reflecting the $2.1 million and $0.4 million non-cash, non-recurring charges at Chelsea House in the second quarter 2004. This period also reflects a $1.7 million increase in the amortization of prepublication costs (inclusive of the $0.4 million Chelsea House charge) and a $0.3 million increase in amortization of intangibles due to the April 15, 2004 Buckle Down acquisition.

EBITDA, defined as earnings before interest, taxes, depreciation, and amortization, increased $1.1 million, or 5.2%, to $23.0 million for the six months ended June 30, 2004, from $21.9 million for the six months ended June 30, 2003, due primarily to the increase in revenue for the period, partially offset by operating investments in sales and marketing and the $2.1 million Chelsea House inventory charge.

Adjusted EBITDA, defined as EBITDA excluding restructuring and restructuring related charges and the $2.1 million Chelsea House inventory obsolescence charge, increased $2.3 million, or 9.5%, to $26.3 million for the six months ended June 30, 2004 from $24.0 million for the six months ended June 30, 2003.

In April 2004, Haights Cross announced its plan to divest the Oakstone Publishing business. While there was strong interest from prospective purchasers through a sale process conducted in the second quarter, valuations did not meet the company’s expectations, and accordingly Oakstone Publishing will remain a continuing business of Haights Cross within its Educational Publishing Group.

Peter J. Quandt, HCC Chairman and Chief Executive Officer, said: “I’m very pleased with the strong sales growth achieved by Haights Cross over all of its major business segments in the second quarter, particularly in the school area where we saw exceptional growth at both Triumph and Sundance/Newbridge. While it is still relatively early in the year, the K-12 Supplemental Market appears to have more strength than we anticipated at the start of the year.”

Paul J. Crecca, HCC’s Executive Vice president and Chief Financial Officer, added: “We are pleased with our revenue performance for the second quarter as the market continues to show signs of improvement, while we continue to make the necessary operating investments for the future. The second quarter charges we have taken at Chelsea House, while disappointing, reflect the depressed market conditions this business has faced, but we are hopeful that even this market may be improving.”

Investor Conference Call

HCC’s conference call for investors, analysts, and the media will be held on August 10, 2004, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC Chairman and CEO, and Paul J. Crecca, HCC Executive Vice President and CFO. To participate, please call 888-428-4479 (USA) or 612-332-0107 (International).

Digitized replay of the conference call will be available from August 10, 2004 starting at 9:15 PM (ET) ending on August 24, 2004 at 11:59 PM (ET). To listen to the replay, please call 800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 736074.

Haights Cross Communications Operating Unit Highlights
Second Quarter 2004

Sundance/Newbridge Publishing

In the second quarter, Sundance/Newbridge double-digit revenue growth was driven by strong sales of its popular series – including Sundance’s AlphaKids Guided Readers, Reading PowerWorksTM, and Wonder Books. Newbridge series showing strong growth were Ranger Rick Science, Discovery Links Intermediate Plus: Nonfiction Guided Reading and Early Science, and GoFacts: Nonfiction Reading and Writing. Significant adoptions in large urban school districts were particularly noteworthy.

Triumph Learning

During the second quarter, Triumph Learning successfully completed the previously announced acquisition of Buckle Down Publishing, in Iowa City, Iowa. The company published 25 new Coach™ titles in the second quarter, including Indiana ISTEP+ Coach™ books for English/Language Arts and Mathematics, grades 2-9. Triumph Learning also published Intervention Program Implementation Guides for summer school and remedial programs in several states.

Oakstone Publishing

Oakstone Medical sales growth over the same period last year was due to increased subscriber counts, increased Internet sales, and strong sales of Osler on Audio, Informed Consent Urology, and the MKSAP (Medical Knowledge Self-Assessment Program) 13 Audio Companion. New titles launched in the quarter were Osler Boards Review on Audio in Pathology, Anesthesiology, Neurology, and Psychiatry. Oakstone Wellness also reported improved sales due to the strong performance of its 2005 Year of Good Health Calendar and successful direct mail marketing campaigns.

Recorded Books, LLC

Recorded Books reported double-digit revenue growth in the second quarter. The Library Division created a new sales force to focus on the university market. The School Division continued its strong year-over-year growth generated by increased advertising of research supporting the use of Recorded Books as an effective instructional tool to improve the reading skills of struggling readers. The Consumer Division is continuing to grow its Private Library Program in which members are allowed to rent as many audiobooks as they like for one monthly fee. Retail sales are improving as the economy strengthens and retail bookstores report stronger sales. Strong-selling titles include, Washington’s Crossing, Reading Lolita in Tehran, The Lovely Bones, Curious Incident of the Dog in the Night-Time, as well as titles by Alexander McCall Smith and classical titles sold through Borders.

Chelsea House Publishers

Chelsea House published 23 new titles in the second quarter. Sales performance of Chelsea House’s literary criticism portfolio under the general editorship of best-selling author and scholar, Harold Bloom, continues strong. Over 50 new literary criticism titles are in preparation for 2005 planned copyrights, six of which will commemorate Bloom’s 20th anniversary with Chelsea House. During the quarter, Chelsea House operations reorganized with Robert J. Laronga being named President and CEO; and Derek Reicherter, Senior Vice President and Director, heading up Sales and Marketing.

Haights Cross Communications, Inc.
Condensed Consolidated Financial Information – Unaudited
Dollars in thousands

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sundance/Newbridge	$18,570	$16,162	$26,912	$24,148
Triumph Learning	7,454	4,764	15,371	11,714
Oakstone	4,420	4,350	8,307	8,211

Educational Publishing Group	30,444	25,276	50,590	44,073
Recorded Books	16,952	15,184	33,558	30,983
Chelsea House	3,496	3,649	6,307	7,180

Library Publishing Group	20,448	18,833	39,865	38,163

Total Revenue	$50,892	$44,109	$90,455	$82,236
Operating Expenses	41,817	34,511	74,611	65,394

Income From Operations	9,075	9,598	15,844	16,842
Net Income/(Loss)	$(3,210)	$3,563	$(8,525)	$5,838

Other Financial Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
EBITDA by Segment:
Sundance/Newbridge	$7,868	$6,581	$9,860	$8,462
Triumph Learning	2,567	663	5,596	3,077
Oakstone	788	1,081	1,330	1,886

Educational Publishing Group	11,223	8,325	16,786	13,425
Recorded Books	4,486	4,050	9,375	8,836
Chelsea House	(1,275)	977	(812)	2,023

Library Publishing Group	3,211	5,027	8,563	10,859

Corporate	(1,329)	(1,124)	(2,300)	(2,383)

EBITDA	$13,105	$12,228	$23,049	$21,901
Adjusted EBITDA	$15,845	$13,703	$26,306	$24,018

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net Income/(Loss)	$(3,210)	$3,563	$(8,525)	$5,838
Net Loss/ (Income) from Discontinued Operations	—	1,006	—	1,156
Interest Expense and Other (a)	12,285	5,029	24,369	9,848

Income From Operations	9,075	9,598	15,844	16,842
Amortization of Prepublication Cost	3,078	2,065	5,672	4,018
Depreciation and Amortization	952	565	1,533	1,041

EBITDA	$13,105	$12,228	$23,049	$21,901
Restructuring and Restructuring Related Charges	645	1,475	1,162	2,117
Chelsea House non-recurring, non-cash inventory charge	2,095	—	2,095	—

Adjusted EBITDA	$15,845	$13,703	$26,306	$24,018

Other Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Capital Expenditures – Product Development Costs (Prepublication Costs)	$3,882	$3,285	$6,563	$6,810
Capital Expenditures – Property and Equipment	$807	$989	$1,479	$1,847

Selected Balance Sheet Data:

	As of June 30,
	2004	2003
Cash and Cash Equivalents	$60,496	$8,374
Working Capital	$78,705	$17,432
Long Term Debt (a)	$415,810	$191,534

(a) This increase was related to the adoption of SFAS No. 150 as of January 1, 2004 which required our Series B Senior preferred stock dividends and accretion to be included in interest expense and the issuance of the 121/2% senior discount notes in February 2004.

About Haights Cross Communications:

Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school library publishing, audiobooks, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Recorded Books (Prince Frederick, MD), Chelsea House Publishers (Langhorne, PA), and Oakstone Publishing (Birmingham, AL). Haights Cross investors include Great Hill Partners and Peter J. Quandt. For more information visit www.haightscross.com.

Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.